EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports Fourth Quarter 2006 Results
DALLAS (April 2, 2007) — Transcontinental Realty Investors. Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported net income applicable to common shares of $115 million, or $1.42 per diluted share for the fourth quarter ended December 31, 2006, compared to net income of $12.0 million, or $1.52 per diluted share for the fourth quarter ended December 31, 2005.
TCI also reported net income applicable to common shares of $3.3 million or $0.40 per diluted share for the year ended December 31, 2006 compared to net income of $8.9 million or $1.12 per diluted share for the year ended December 31, 2005.
Results for the fourth quarter ended December 31, 2006:
•	Increases in rents and other property revenues of $6.1 million, from $29.5 million in 2005 to $35.6 million in 2006. The increase was primarily attributable to the continued leaseup of developed residential apartment communities, 2006 acquisitions of existing apartment communities and increased hotel revenues driven by higher room rates and average occupancies.

•	Increases in property operations expenses of $5.8 million, from $16.7 million in 2005 to $22.5 million in 2006. The increase was primarily attributable to the continued leaseup of developed residential apartment communities, 2006 acquisitions of existing apartment communities and increases in hotel and land operating expenses.

•	Although net operating income from real estate activities increased $200,000, from $12.8 million in 2005 to $13.0 million in 2006, overall operating income decreased $800,000 from 2005 due to higher depreciation charges in 2006 (due primarily to completed development projects and acquisitions) and higher asset-based advisory fees expense.

•	2006 gain on involuntary conversion of $20.5 million relates to hurricane damage sustained at the Company’s New Orleans office buildings from Hurricane Katrina in 2005. In 2006, the Company received $45.0 million (including business interruption) in insurance proceeds and has spent $7.3 million to repair the New Orleans properties: $7.2 million has been reserved to fund remaining repairs. Two of the three New Orleans properties have reopened; the third building is closed. TCI has reduced the carrying value of the closed property to an amount equal to the value of the underlying land.

•	Interest expense increased $2.8 million, from $11.3 million in 2005 to $14.1 million in 2006. The increase was primarily attributable to 2006 land acquisitions and refinancings of existing land loans, certain apartment projects and hotels. Rising interest payments on the Company’s variable-rate debt also contributed to the overall increase.

•	Gain on land sales decreased $3.5 million in 2006 compared to 2005. In 2005, the company sold 6.4 acres at an average sales price of $727,000 per acre, generating net cash proceeds of $1.2 million. There were no land sales during the comparable period in 2006.

•	Income from discontinued operations declined $12.1 million, from $14.7 million in 2005 to $2.6 million in 2006. In 2005, TCI sold four operating properties, comprised of 463 residential apartment units for an average of $43,000 per unit and approximately 200,000 square feet of commercial and industrial property for an average of $76 per foot. No operating properties were sold in the comparable period of 2006.

Results for the year ended December 31, 2006:
•	Increases in rents and other property revenues of $25.0 million, from $103.1 million in 2005 to $128.1 million in 2006. The increase was primarily attributable to the continued leaseup of developed residential apartment communities. 2006 acquisitions of existing apartment communities, increases in rental revenues from commercial properties driven primarily by 2005 acquisitions and increased hotel revenues driven by higher room rates and average occupancies during 2006.

•	Increases in property operations expenses of $16.1 million, from $62.9 million in 2005 to $79.0 million in 2006. The increase was primarily attributable to the continued leaseup of developed residential apartment communities, 2006 acquisitions of existing apartment communities, increases in property operations expenses from commercial properties driven primarily by 2005 acquisitions and increases in hotel and land operating expenses.

•	Net operating income increased $8.9 million, from $40.2 million in 2005 to $49.1 million in 2006, and overall operating income increased $3.7 million from 2005 due primarily to improved operating performance in the apartment, commercial and hotel segments, which were partially offset by increased depreciation expense as a result of property additions in late 2005 and 2006.

•	2006 gain on involuntary conversion of $20.5 million relates to hurricane damage sustained at the Company’s New Orleans office buildings from Hurricane Katrina in 2005. In 2006, the Company received $45.0 million in insurance proceeds and has spent $7.3 million to repair the New Orleans properties; $7.2 million has been reserved to fund remaining repairs. Two of the three New Orleans properties have reopened; the third building is closed. TCI has reduced the carrying value of the closed property to an amount equal to the value of the underlying land.

•	Interest expense increased $12.6 million, from $39.2 million in 2005 to $51.8 million in 2006. The increase was primarily attributable to 2006 land acquisitions and refinancings of existing land loans ($5.8 million), 2005 commercial property acquisitions ($3.6 million) and refinancings of certain apartment projects ($2.9 million) and hotels ($300,000). Rising interest payments on the Company’s variable-rate debt also contributed to the overall increase.

•	Gain on land sales increased $3.7 million in 2006 compared to 2005. In 2006, the Company sold 192.6 acres (187.1 acres located in Texas) in seven separate transactions at an average sales price of $196,000 per acre, generating net cash proceeds of $20.4 million and recognized gains of $11.4 million. In 2005, the Company sold 66.7 acres (all located in Texas) in nine separate transactions at an average sales price of $428,000 per acre, generating net cash proceeds of $11.8 million and recognized gains of $7.7 million.

•	Income from discontinued operations (net of income taxes) declined $24.2 million, from $25.8 million in 2005 to $1.6 million in 2006. The decrease was due to lower operating losses on sold (and to be sold) properties of $1.6 million, offset by a decline in gains on sales of income-producing properties of $25.8 million. In 2006 TCI sold four apartment projects containing 545 units at an average sales price of $28,000 per unit, generating net cash proceeds of $20.4 million and recognized gains of $5.7 million. In 2005, the Company sold two apartment projects, one hotel and six commercial properties for a total of $78.6 million, generating net cash proceeds of $31.3 million and recognized gains of $31.5 million.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s web site at www.transconrealty-invest.com.

###
TRANSCONTINENTAL REALTY INVESTORS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(dollars in thousands, except per share)

Rental and other property revenues	$35,557	$29,494	$128,064	$103,076

Property operating expenses	22,549	16,726	78,965	62,877
Depreciation expense	6,057	5,345	21,641	16,051
Other operating expenses	2,957	2,578	12,632	12,991

Total operating expenses	31,563	24,649	113,238	91,919

Operating income (loss)	3,994	4,845	14,826	11,157

Gain on involuntary conversion	20,479	—	20,479	—

Other income	659	1,010	3,628	4,333
Interest expense	(14,132)	(11,271)	(51,830)	(39,178)
Other expenses	(2,462)	(872)	(2,462)	(2,361)

Income (loss) before gain on land sales, minority interest, and equity in earnings of investees	8,538	(6,288)	(15,359)	(26,049)

Gain on land sales	(573)	2,967	11,421	7,702
Minority interest	(151)	(8)	890	968
Equity in income (loss) of investees	1,216	(119)	393	(112)

Income (loss) from continuing operations, before tax	9,030	(3,448)	2,655	(17,491)
Add: Income tax benefit	35	802	4,608	802

Income (loss) from continuing operations	9,065	(2,646)	1,953	(16,689)

Net income (loss) from discontinued operations, net of tax	2,597	14,661	1,553	25,758

Income (loss)	11,662	12,015	3,506	9,069
Preferred dividend requirement	(52)	(52)	(210)	(210)

Net income (loss) applicable to Common shares	$11,510	$11,963	$3,296	$8,859

Basic and diluted earnings per share:
Income (loss) from continuing operations	$1.14	$(.34)	$0.22	$(2.14)
Discontinued operations	(.33)	1.86	0.20	3.26

Net income (loss) applicable to Common shares	$1.47	$1.52	$0.42	$1.12

Diluted earnings per share:
Income (loss) from continuing operations	$1.10	$(.34)	$0.21	$(2.14)
Discontinued operations	(.32)	1.86	0.19	3.26

Income (loss) applicable to Common shares	$1.42	$1.52	$0.40	$1.12

Weighted average Common shares used to compute earnings per share:

Basic	7,900,869	7,900,869	7,900,869	7,900,869
Diluted	8,180,401	7,900,869	8,180,401	7,900,869

###
TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005
	(dollars in thousands)
Assets
Real estate held for investment	$1,089,995	$911,981
Less—accumulated depreciation	(97,541)	(78,096)

	991,454	833,885

Real estate held-for-sale (net of accumulated depreciation of $5,035 in 2006 and $4,476 in 2005)	54,935	40,446
Real estate subject to sales contract (net of accumulated depreciation of $7,006 in 2006 and $5,387 in 2005)	66,027	68,738

Notes and interest receivable
Performing (including $22,249 in 2006 and $34,370 in 2005 from affiliates and related parties)	39,566	59,922
Non-performing, non-accruing	—	4,896

	39,566	64,818

Investment in unconsolidated real estate entities	30,573	24,659
Marketable equity securities, at market value	9,038	7,446
Cash and cash equivalents	4,803	5,462
Other assets (including $320 in 2006 and $1,103 in 2005 from affiliates and related parties)	52,771	43,625

	$1,250,167	$1,089,079

Liabilities and Stockholders’ Equity

Liabilities:
Notes and interest payable (including $6,769 in 2006 and $6,885 in 2005 to affiliates and related parties)	$799,069	$657,481
Liabilities related to assets held for sale	43,579	53,357
Liabilities related to assets subject to sales contract	58,816	59,323
Other liabilities (including $396 in 2006 and $12,272 in 2005 to affiliates and related parties)	66,608	66,500

	968,072	836,661

Commitments and contingencies

Minority interest	16,166	1,239

Stockholders’ equity:
Preferred Stock
Series C; $.01 par value; authorized, issued and outstanding 30,000 shares (liquidation preference $100 per share)	—	—
Series D: $.01 par value: authorized, issued and outstanding 100,000 shares at December 31, 2006 (liquidation preference $100 per share)	1	—
Common Stock, $.01 par value; authorized, 10,000,000 shares: issued and outstanding 7,900,869 shares at December 31, 2006 and 2005	81	81
Paid-in capital	226,206	256,494
Treasury stock	(3,086)	(3,086)
Retained earnings (deficit)	1,660	(1,846)
Accumulated other comprehensive income (loss)	1,067	(464)

	265,929	251,179

	$1,250,167	$1,089,079